BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

(A Stock Company)

285 Madison Avenue

New York, NY 10017

NOTICE

To obtain information about your policy or if you need assistance or need help in resolving a complaint, you may call (800)-638-7732.

Brighthouse Life Insurance Company of NY (referred to as “we”, “us”, “our”, and the “Company”) will make Income Payments as described in this Contract beginning on the Annuity Date.

This Policy is a legal contract between the policyholder and the Company.

FREE LOOK PROVISION - RIGHT TO CANCEL

This Contract may be returned for any reason within 10 days after you receive it by mailing or delivering the Contract to either us or the agent who sold it. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. We will promptly refund your Account Value plus the sum of all fees, taxes, and charges deducted from the Purchase Payment as of the effective date of the Free Look on the Business Day we receive your Contract. Your Account Value may be more or less than your Purchase Payment.

Signed for the Company.

Secretary	President

INDIVIDUAL SINGLE PREMIUM DEFERRED INDEX-LINKED SEPARATE ACCOUNT ANNUITY CONTRACT

This Contract contains Shield Options and a Fixed Account. The initial interest rate for the Fixed Account is guaranteed for one year.

NONPARTICIPATING

READ YOUR CONTRACT CAREFULLY.

VALUES AND DETERMINATION OF ANNUITY PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE VALUE OF THE SHIELD OPTION(S) SUBJECT TO THE SHIELD RATE AND THE CAP OR STEP RATE, ARE VARIABLE, MAY INCREASE OR DECREASE, BASED ON WHETHER THE INDEX PERFORMANCE IS POSITIVE, NEGATIVE, OR EQUAL TO ZERO, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. INVESTMENT IN THE CONTRACT INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

We reserve the right with 30 days advance written notice to restrict transfers and allocations into the Fixed Account during the Transfer Period if the declared interest rate that would apply equals the Minimum Guaranteed Interest Rate and the Company is unable to support the Minimum Guaranteed Interest Rate. We will notify you if these restrictions on transfers and allocations are subsequently lifted.

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DEFINITIONS

Account Value

Is the total of the value of the Shield Option(s) under this Contract, adjusted for any amounts that may be included by rider during the Accumulation Period. Also referred to as “Contract Value.”

Accumulation Period

The period prior to the Annuity Date.

Annuity Service Office

The office indicated on the Contract Schedule to which notices and requests must be sent, or as otherwise changed by notice from us.

Annuitant

The natural person listed on the Contract Schedule on whose life Income Payments are based. Any reference to Annuitant shall also include any Joint Annuitant under an Annuity Option.

Annuity Date

A date on which you choose to begin receiving Income Payments. If we agree, you may change the Annuity Date subject to the requirements shown under the Annuity Option Information section on the Contract Schedule. If you do not choose an Annuity Date, the Annuity Date will be the Annuity Date described on the Contract Schedule. Also referred to as “Maturity Date.”

Attained Age

The age of any Owner, Beneficiary or Annuitant on his/her last birthday.

Beneficiary

The person(s) or entity(ies) you name to receive a death benefit payable under this Contract upon the death of the Owner or a Joint Owner, or in certain circumstances, an Annuitant.

Business Day

Any day our Annuity Service Office, shown on the Contract Schedule, is open for business. For purposes of administrative requests and transactions, a Business Day ends at 4:00PM Eastern Standard Time.

Code

The Internal Revenue Code of 1986, as amended.

Company

Brighthouse Life Insurance Company of NY.

Contract Anniversary

An anniversary of the Issue Date of this Contract.

Contract Year

A one-year period starting on the Issue Date and on each Contract Anniversary thereafter.

Income Payments

A series of payments made by us during an Income Period, which we guarantee as to dollar amount.

Income Period

A period starting on an Annuity Date during which Income Payments are payable.

Investment Amount

The Investment Amount for each Shield Option is the amount that is allocated to the Shield Option. The Investment Amount will be reduced for any withdrawal by the same percentage that the withdrawal reduces the Interim Value attributable to that Shield Option. The Investment Amount is adjusted by the Performance Rate at the end of the Term.

Issue Date

The date this Contract was issued. The Issue Date is shown on the Contract Schedule.

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Joint Owner

If there is more than one Owner, each Owner shall be a Joint Owner of the Contract.

Notice

Any form of communication providing information we need, either in a signed writing or another manner that we approve in advance. All Notices to us must be sent to our Annuity Service Office and received in good order. To be effective for a Business Day, a Notice must be received in good order prior to the end of that Business Day.

Owner

The person(s) entitled to the ownership rights under this Contract. If Joint Owners are named, all references to Owner shall mean Joint Owners. (Referred to as “you”, “yours” or “policyholder.”)

Purchase Payment

The amount paid to us under this Contract as consideration for the benefits it provides.

Shield Option

This is an investment option offered in this product. The option shields the client from a specified amount of investment losses. Each Shield Option has an associated Index, Term, Shield Rate, and either a Cap Rate or Step Rate. For example, a Shield 10 represents an investment option where if the contract holder holds the investment until the end of the Term, the Company will cover the first 10% of any losses.

GENERAL PROVISIONS

The Contract

The Contract consists of this contract and any attached riders or endorsements. We may require this Contract to be returned to us prior to the payment of any benefit. It is important to review any riders or endorsements. In case of conflict with any other provision of this Contract, the provisions of the Rider or Endorsement will control.

Non-Participating

This Contract will not share in any distribution by us of Company dividends.

Misstatement of Age or Sex

We may require proof of the age or sex of the Annuitant, Owner and/or Beneficiary before making any payments under this Contract that are measured by the Annuitant’s, Owner’s or Beneficiary’s life. If the age or sex of the Annuitant, Owner or Beneficiary has been misstated, the amount payable will be the amount that the Account Value would have provided at the correct age and sex.

Once Income Payments have begun, the amount of any overpayments or underpayments, with interest at 6% per annum, will be, as appropriate, deducted from or added to the payment or payments made after the adjustment.

Reports

At least once each calendar year we will furnish you with a report showing the Account Value and any other information as may be required by law. The Report shall provide current information as of a date not more than four months prior to the date of mailing. We will send you confirmations of certain transactions, the beginning and end dates of the current Report period, the Account Value, if any, at the beginning of the current Report period and at the end of the current Report period, the Withdrawal Value, if any, at the end of the current Report period, the amounts that have been credited and debited to the Account Value such as Purchase Payment, partial withdrawals, and any applicable Withdrawal Charges and any additional benefit values, if any at the end of the current Report period, added by Rider to this Contract. Reports and confirmations will be sent to your last known address on our records.

Premium and Other Taxes

Any taxes paid by us to any governmental entity relating to this Contract will be deducted from the Purchase Payments or Account Value when incurred. We will, at our sole discretion, determine when taxes relate to the Contract, including when they have resulted from: the investment experience of the Separate Account; receipt by us of the Purchase Payments; or commencement of Annuity Payments. We may, at our sole discretion, pay taxes when due and deduct that amount from the Account Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We will deduct any withholding taxes required by applicable law.

Evidence of Survival

We may require proof that any person(s) on whose life Income Payments are based is alive. We reserve the right to discontinue Income Payments until satisfactory proof is received.

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Modification of Contract

This Contract may be changed by us in order to maintain compliance with applicable state and federal law. This Contract may be changed or altered only in writing signed by our President, Vice-President, or Secretary.

Notwithstanding any provision of this Contract to the contrary, this Contract will be construed and administered in accordance with applicable sections of the Code. To preserve this Contract’s status as an annuity and comply with applicable sections of the Code and applicable Treasury Regulations, we may, if necessary amend this Contract. We will notify you of any amendments and, when required by law, we will obtain your approval and the approval of the New York Department of Financial Services.

Incontestability

We will not contest this contract from the Issue Date.

Deferral of Payments

After receipt of a Notice of withdrawal from you, we reserve the right to defer payment for a withdrawal for the period permitted by law, but not for more than six (6) months.

Interest of Delayed Payments

We will pay interest on any payments of death benefits from the date of death. We will also pay interest on withdrawals paid ten Business Days or later after receipt by us of any Notice to complete the transactions. Interest, in either instance, will be paid in accordance with laws and regulations in effect in the state of New York.

Suspension of Payments or Transfers

We may be required to suspend or delay the payment ofwithdrawals, and transfers when we cannot obtain an Index Value under the following circumstances:

•	the New York Stock Exchange is closed (other than customary weekend and holiday closings);

•	trading on the New York Stock Exchange is restricted;

•	an emergency exists such that we cannot value Investment Amounts; or

•	during any other period when a regulator by order, so permits.

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

Owner

You, as the Owner, have all the interest and rights under this Contract. The Owner is the person named as such on the Issue Date, unless changed.

You may change the Owner at any time. Any change of Owner request may be refused in a non-discriminatory manner in order to comply with any applicable laws, rules or regulations in effect at the time of the request. A change of Owner will automatically revoke any prior named Owner. A request for change must be:

1.	by Notice; and

2.	received by us at the Annuity Service Office.

The change will become effective as of the date the Notice is signed by you. Naming a new Owner will not apply to any payment made or action taken by us prior to the time the new naming was received at our Annuity Service Office.

Joint Owner

A Contract may be owned by Joint Owners, both of whom must be natural persons. Either Joint Owner can exercise all rights under the Contract unless you inform us otherwise or in a Notice to us. Upon the death of either Owner, the surviving Joint Owner will be deemed to be the primary Beneficiary unless you inform us otherwise. Any other Beneficiary naming will be treated as a contingent Beneficiary unless otherwise indicated on the Contract Schedule or in a Notice to us.

Annuitant

The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person named by you as of the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person. Any change of Annuitant is subject to the specified maximum age in effect at the time of the request.

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Assignment

You may assign your rights under this Contract unless restricted by the Internal Revenue Code or other applicable law. For example, in certain tax markets assignment of this Contract is prohibited by the Internal Revenue Code. If your contract is assigned absolutely, we will treat it as a change of ownership and all rights will be transferred. We are not bound by any assignment unless it is in writing and until it is received at our Annuity Service Office. We are not responsible for the validity of any assignment. Assignments will be effective as of the date the written notice of assignment was signed subject to all payments made and actions taken by us before a copy of the signed assignment form is received by us at our Annuity Service Office.

BENEFICIARY PROVISIONS

Beneficiary

The Beneficiary is the person(s) outlined on the Contract Schedule or the surviving Joint Owner, unless changed. Unless you provide otherwise, the death benefit will be paid to or in equal shares as follows:

1.	to the primary Beneficiary(ies) who survive you (or who survive the Annuitant if the Owner is a non-natural person); or if there are none, then

2.	to the contingent Beneficiary(ies) who survive you (or who survive the Annuitant if the Owner is a non-natural person); or if there are none, then

3.	to your estate.

Change of Beneficiary

Subject to the rights, including the written consent, of any irrevocable Beneficiary and any applicable laws or regulations, you may change the primary Beneficiary or contingent Beneficiary. A change may be made by filing a Notice with us. The change will take effect as of the date the Notice is signed, but we will not be liable for any payment made or action taken before we have received the Notice.

PURCHASE PAYMENT PROVISIONS

Separate Account

The Purchase Payment made to this Contract is invested in the Separate Account shown on the Contract Schedule. We have exclusive and absolute ownership and control of the assets of the Separate Account. It is a non-unitized separate account. You do not share in the investment performance of assets allocated to the Separate Account. All investment income, gains and losses, whether or not realized, from assets allocated to the Separate Account are borne by the Company. The obligations under this Contract are independent of the investment performance of the Separate Account and are the obligations of the Company.

We will maintain in the Separate Account assets with an aggregate value at least equal to the reserves for all contracts issued on the Separate Account.

If the aggregate value of such assets should fall below such amount, the Company will transfer assets into the Separate Account so that the value of the Separate Account’s assets is at least equal to such amount. Assets supporting reserves for annuity benefits under such contracts, in the course of payment, shall not be maintained in the Separate Account.

Shield Options

On the Issue Date, you may allocate your Purchase Payment to one or more of the available Shield Options listed on the Contract Schedule. At the end of each Term, you may transfer the Account Value attributable to the Shield Option(s) to one or more of the available Shield Options subject to the Transfer Requirements and Minimum Allocation shown on the Contract Schedule and the Renewal Provisions.

Each Shield Option has an associated Index, Term, Shield Rate, and either a Cap Rate or a Step Rate as defined below.

Term

The initial Term(s) begin on the Issue Date. A Term ends and a subsequent Term begins, on the Contract Anniversary coinciding with the term duration of the then current Term for that Shield Option.

Index

There is a specific Index associated with each Shield Option. The Index is the price index of certain securities, excluding dividends, or commodities.

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Index Value

The Index Value of an Index, on a Business Day, is the published closing value of the Index on that Business Day. We will use consistent sources to obtain Index Values. If these sources are no longer available for specific indices, we will select an alternative published source(s) for these Index Values. The Index Value on any day that is not a Business Day is the value as of the prior Business Day.

Index Performance

Index Performance is the percentage change in an Index Value measured from the beginning of a Term to any day, including the last day, within the Term. Index Performance can be positive, negative, or zero.

Shield Rate

The Shield Rate is the amount of any negative Index Performance that is absorbed by us at the end of the Term. Any negative Index Performance beyond the Shield Rate will reduce the Investment Amount. For example, a -15% Index Performance with a 10% Shield Rate will result in a -5% Performance Rate; or, a -10% Index Performance with a 25% Shield Rate will result in a 0% Performance Rate.

The Shield Rate may vary between Shield Options, and it is not an annual rate.

Cap Rate

The Cap Rate is the maximum rate that may be credited at the end of a Term based on Index Performance. A new Cap Rate is declared for each subsequent Term, and such rate will not be less than the Minimum Guaranteed Cap Rate on the Contract Schedule.

The Cap Rate may vary between Shield Options, and it is not an annual rate.

Step Rate

The Step Rate is the rate credited at the end of a Term if the Index Performance is greater than or equal to zero. A new Step Rate is declared for each subsequent Term, and such rate will not be less than the Minimum Guaranteed Step Rate on the Contract Schedule.

The Step Rate may vary between Shield Options, and it is not an annual rate.

RENEWAL PROVISIONS

For renewals into the same Shield Option, a new Cap Rate or Step Rate, whichever is applicable, will be declared and will go into effect on the Contract Anniversary that coincides with the beginning of the new Shield Option.

Discontinuation or Substantial Change to an Index

If any Index is discontinued or, we determine that our use of such Index should be discontinued, or if the calculation of an Index is substantially changed, we may substitute a comparable index. We will send you 30 days advance written notice if we determine that such Index should be discontinued and reasonable written Notice should the Index be discontinued by the Index provider. Upon substitution of an Index, we will calculate your Index Performance on the existing Index up until the date of substitution and the new Index from the date of substitution to the end of the Term. A substitute Index will not change the Shield Rate, Cap Rate or Step Rate for an existing Shield Option.

Addition or Discontinuance of a Shield Option

We can add or discontinue any Shield Option. When a change is made to the Shield Options or Indices referenced on the Contract Schedule or as changed subsequent to the Issue Date, we will send notification to you which will describe any changes to the Shield Options then available under the Contract as required by law. This change will take effect upon your Contract as of the next Contract Anniversary for any allowable transfers into the Shield Option(s). If you are currently invested in a Shield Option which is no longer available, you will remain in that Shield Option until the end of the Term, but that Shield Option will not be available thereafter. At least one Shield Option will be available at all times.

ACCOUNT VALUE PROVISIONS

The Account Value attributable to each Shield Option is as determined below and will be the Interim Value on any day during the Term and the Investment Amount as adjusted for the Performance Rate at the end of the Term as defined below.

Performance Rate

The Performance Rate is the rate credited at the end of the Term. The Performance Rate at the end of a particular Term is the Index Performance, adjusted for the applicable Shield Rate, Cap Rate, or Step Rate. The Performance Rate can be positive, negative, or equal to zero. At the end of the Term, any increase or reduction in a particular Shield Option is

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determined by multiplying the Performance Rate by the Investment Amount of the Shield Option on the last day of the Term.

The Performance Rate is determined as follows:

Shield Options with a Cap Rate:

If Index Performance is equal to or less than zero, then the Performance Rate will equal the lesser of zero, or the Index Performance increased by the Shield Rate. (For example: a -15% Index Performance with a 10% Shield Rate will result in a -5% Performance Rate.) The Performance Rate can never be greater than zero if the Index Performance is negative.

If Index Performance is greater than zero and less than the Cap Rate, then the Performance Rate will equal the Index Performance.

If Index Performance is greater than zero and equals or exceeds the Cap Rate, then the Performance Rate will equal the Cap Rate.

Shield Options with a Step Rate:

If Index Performance is less than zero, then the Performance Rate will equal the lesser of zero or the Index Performance increased by the Shield Rate. (For example: a -15%Index Performance with a 10% Shield Rate will result in a -5% Performance Rate.) The Performance Rate can never be greater than zero if the Index Performance is negative.

If Index Performance is equal to or greater than zero, the Performance Rate will equal the Step Rate.

Interim Value

The Interim Value for each Shield Option is the value we assign on any Business Day prior to the end of the Term. During the Transfer Period set forth in the Contract Schedule, the Interim Value of each Shield Option will equal the Investment Amount in that Shield Option. After the Transfer Period, the Interim Value of that Shield Option is equal to the Investment Amount in the Shield Option, adjusted for the Index Performance of the associated Index and subject to the applicable Accrued Shield Rate, Accrued Cap Rate, or Accrued Step Rate, as defined below.

On the date of a withdrawal from the Shield Option(s), your Interim Value will be reduced by the amount withdrawn.

Accrued Shield Rate

The Accrued Shield Rate is the portion of the Shield Rate that has accrued from the beginning of a Term to any day within the Term. This is the amount that will be applied in calculating the Interim Value on any day prior to the end of the Term if Index Performance is less than zero. The Accrued Shield Rate is equal to the Shield Rate multiplied by the number of days elapsed since the beginning of the Term, divided by the total number of days in the Term.

Accrued Cap Rate

The Accrued Cap Rate is the portion of the Cap Rate that has accrued from the beginning of a Term to any day within the Term. This is the maximum Index Performance that may be applied in calculating the Interim Value on any day prior to the end of the Term if Index Performance is greater than zero. The Accrued Cap Rate is equal to the Cap Rate multiplied by the number of days elapsed since the beginning of the Term, divided by the total number of days in the Term.

Accrued Step Rate

The Accrued Step Rate is the portion of the Step Rate that has accrued from the beginning of a Term to any day within the Term. This is the rate that will be applied in calculating the Interim Value on any day prior to the end of the Term if Index Performance is equal to or greater than zero. The Accrued Step Rate is equal to the Step Rate multiplied by the number of days elapsed since the beginning of the Term divided by the total number of days in the Term.

Performance Rate for Determination of Interim Value

Except as indicated in the Interim Value section above, the Performance Rate during a particular Term is the Index Performance, adjusted for the applicable Accrued Shield Rate, Accrued Cap Rate, or Accrued Step Rate.

For purposes of determining the Accrued Shield Rate, Accrued Cap Rate, and Accrued Step Rate, the total number of days in each calendar year of a Term is 365.

The following are hypothetical examples that show the determination of the Interim Value when the Index Performance is greater than zero and less than zero. These hypothetical examples are rounded for illustrative purposes:

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Example #1 – Index Performance is positive – Interim Value calculated 306 days into a Term of 3 Years.

Issue Date	March 1, 2013

Investment Amount	$100,000

Shield Option	XYZ 10

Term	3 Years

Shield Rate	10%

Cap Rate	25%

Index Value at Beginning of Term	1000

Number of Days in Term	1095 (3 X 365 = 1095)

Index Value at close of Business Day on January 1, 2014	1100

Index Performance	10%

Accrued Days	306

The Accrued Cap Rate as of January 1, 2014 is 6.986% 306 days into the 3 year term (25%*(306/1095)). The Index Performance is calculated at 10% (1100/1000 - 1). Since the Index Performance is positive, the Interim Value is then determined by multiplying the Investment Amount by the lesser of the Index Performance or the Accrued Cap Rate and adding that amount to the Investment Amount. As of the close of the Business Day January 1, 2014, the Interim Value is $106,986 ($100,000+$100,000 * 6.986%).

Example #2 – Index Performance is negative– Interim Value calculated 306 days into a Term of 3 Years.

Issue Date	March 1, 2013

Investment Amount	$100,000

Shield Option	XYZ 10

Term	3 Years

Shield Rate	10%

Cap Rate	25%

Index Value at Beginning of Term	1000

Number of Days in Term	1095 (3 X 365 = 1095)

Index Value at close of Business Day on January 1, 2014	950

Index Performance	-5%

Accrued Days	306

The Accrued Shield Rate as of January 1, 2014 is 2.795% 306 days into the 3 year term (10% * (306/1095)). The Index Performance is calculated at -5% (950/1000 - 1). Since the Index Performance is negative, the Interim Value is then determined by multiplying the Investment Amount by the Index Performance plus the Accrued Shield Rate (-5% + 2.795% = -2.205%) and adding that amount to the Investment Amount. As of the close of Business Day January 1, 2014, the Interim Value is $97,795 ($100,000+$100,000*-2.205%).

WITHDRAWAL PROVISIONS

Withdrawals

Prior to the Annuity Date, you may, upon Notice to us, request a full or a partial withdrawal and we will withdraw that amount from the Account Value (“the amount withdrawn”). A withdrawal will result in a reduction to each Shield Option in the ratio that each Shield Option bears to the total Account Value, as determined under the Account Value Provisions above, unless otherwise directed by you. The amount payable to you will be a net amount equal to the amount withdrawn adjusted for any applicable Withdrawal Charge shown on the Contract Schedule and Premium and Other Taxes. The Free Withdrawal Amount shown on the Contract Schedule defines the amount You may withdraw free from any Withdrawal Charge.

The total amount withdrawn from the Account Value must not be less than the Minimum Partial Withdrawal amount shown on the Contract Schedule. If the withdrawal would result in the remaining Account Value being less than the Minimum

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Account Value shown on the Contract Schedule, we will treat the withdrawal request as a request for a full withdrawal.

If you request a full or partial withdrawal, the amount withdrawn after adjustments for any Withdrawal Charge will result in our paying you a net amount. The net amount payable to you is equal to (a)-(b)-(c), where:

(a)	is the amount withdrawn from the Account Value, and

(b)	is the Withdrawal Charge, if any, as described on the Contract Schedule, and

(c)	is the Premium and Other Taxes, if any.

The amount withdrawn will reduce the Investment Amount, as defined in the Definitions section, for each Shield Option by the percentage reduction in the Interim Value of such Shield Option.

DEATH BENEFIT PROVISIONS

Death of Owner During the Accumulation Period

During the Accumulation Period, the death benefit will be paid to your Beneficiary(ies) upon your death, or the first death of a Joint Owner. If the Contract is owned by a non-natural person, the Annuitant will be deemed the Owner for purposes of determining the death benefit.

Death Benefit Amount During the Accumulation Period

The “Death Benefit Amount” is the Account Value, as defined under the Account Value Provisions above, determined as of the end of the Business Day on which we have received Notice of both due proof of death and the first acceptable election for the payment method.

Death Benefit Options During the Accumulation Period

In the event an Owner (or the Annuitant where the Owner is not an individual) dies during the Accumulation Period, a Beneficiary must choose payment of the death benefit under one of the options below (unless the Owner has previously chosen an option). The death benefit options available under the Contract include the following and any other options acceptable to you and us:

Option 1 - lump sum payment of the death benefit; or

Option 2 - the payment of the entire death benefit within five years of the date of death of the Owner or the first Joint Owner to die; or

Option 3 - payment of the death benefit under an Annuity Option or other periodic payment option acceptable to us in substantially equal periodic payments (made at least annually) over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or the first Joint Owner to die.

Any portion of the death benefit not applied under Option 3 within one (1) year of the date of the Owner’s or Joint Owner’s death must be distributed within five years of the date of death.

Beneficiary Continuation Options During Accumulation Period

We offer two types of Beneficiary Continuation Options during the Accumulation Period: the Spousal Continuation and Non-Spousal Beneficiary Continuation Options described below. We must receive Notice of the election of one of these Beneficiary Continuation Options by the end of the 90th day after we receive Notice of due proof of death. If the surviving spouse qualifies for Spousal Continuation and has not chosen one of the death benefit options above by the end of the 90 day period, the Spousal Continuation Option will be automatically applied on the 90th day. If a Non-Spousal Beneficiary qualifies for Non-Spousal Beneficiary Continuation and has not chosen one of the death benefit options above by the end of the 90 day period, the Non-Spousal Beneficiary Continuation Option will be automatically applied on the 90th day.

Spousal Continuation During Accumulation Period

If the Owner dies during the Accumulation Period and the Beneficiary is his or her spouse, the spouse may choose to continue the Contract in his or her own name and exercise all the Owner’s rights under the Contract. The Death Benefit Amount under the continued contract payable upon the continuing spouse’s death will be computed as described above in the Death Benefit Amount During the Accumulation Period section.

Non-Spousal Beneficiary Continuation During Accumulation Period

A Beneficiary who is not a spouse can choose to continue the Contract until the fifth anniversary of the Owner’s death. The Contract can be continued by a Beneficiary only if his or her share of the death benefit is at least equal to the Contract Minimum specified on the Contract Schedule. If the Beneficiary continues the Contract under this provision his or her share will not be paid. It will instead be continued in the Contract on the date we determine the Death Benefit Amount. Such Beneficiary will have the right to make partial and full withdrawals of his/her share of the Contract, not subject to

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Withdrawal Charges. Such Beneficiary will also have the right to make transfers at the end of a Term as described on the Contract Schedule.

During the continuation period the Beneficiary can choose to receive his/her share of this Contract in a single lump sum payment or apply it to an Annuity Option or other option acceptable to us that must be payable for the life of the Beneficiary or for a term no longer than the life expectancy of the Beneficiary starting within one year after the death of the Owner.

On the fifth anniversary of the Owner’s death any Beneficiary will be paid his/her share of the Account Value that has not been applied to an Annuity option or other settlement option permissible under the Code, in a single lump sum payment and this Contract will terminate.

Death of Annuitant During Income Period

Upon the death of the Annuitant during the Income Period, the remaining Income Payments, if any, will be as specified in the Annuity Option chosen. Income Payments will be paid at least as rapidly as under the method of distribution in effect at the Annuitant’s death.

Death of Owner During the Income Period

If the Owner (or a Joint Owner), is not the Annuitant, and dies during the Income Period, any remaining payments under the Annuity Option will continue at least as rapidly as under the method of distribution in effect at the time of the Owner’s (or Joint Owner’s) death. Upon the death of the Owner (or a Joint Owner) during the Income Period, the Beneficiary becomes entitled to exercise the rights of the Owner. If an Owner (or Joint Owner) is the Annuitant and dies during the Income Period, the remaining Income Payments, if any, will be as specified in the Annuity Option chosen and will continue at least as rapidly as under the method of distribution in effect at the time of the Owner’s (or Joint Owner’s) death.

Death of Annuitant During Accumulation Period

Upon the death of an Annuitant, who is not the Owner or Joint Owner, during the Accumulation Period, the Owner (or Oldest Joint Owner) automatically becomes the Annuitant, unless the Owner, subject to the maximum specified age in effect at the time of request, chooses a new Annuitant. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of an Owner (see Death of Owner During the Accumulation Period discussed above).

Payment of Death Benefit

We will require Notice of both due proof of death and an acceptable election for the payment method before any death benefit is paid. Our obligations are subject to all payments made and actions taken by us before our receipt of Notice of due proof of death.

ANNUITY PROVISIONS

Election of Annuity Option

The Annuity Option is chosen by you or your Beneficiary in a form satisfactory to us. We will automatically send you information about Annuity Options before your Annuity Date. If you do not choose an Annuity Option, make a full withdrawal by the Annuity Date, or ask us to continue the Contract by the Annuity Date, we will automatically pay you under Option 2: Life Annuity with Ten (10) Years of Income Payments Guaranteed. You can make, change, or revoke your Annuity Option choice before the death benefit becomes payable or the Annuity Date, whichever occurs first.

Annuity Options

You may choose to receive Income Payments monthly, quarterly, semi-annually or annually. The following Annuity Options, or any other options acceptable to you and us, may be chosen:

Option 1: Life Annuity

Income Payments that are paid as long as the Annuitant is living.

Option 2: Life Annuity with 10 Years of Income Payments Guaranteed

Income Payments that continue as long as the Annuitant is living but are guaranteed to be paid for ten years.

Option 3: Joint and Last Survivor Life Annuity

Income Payments that are paid as long as either of two Annuitants is living.

Option 4: Joint and Last Survivor Annuity with 10 Years of Income Payments Guaranteed

Income Payments that continue as long as either of the two Annuitants are living but are guaranteed to be paid for ten years.

ML-22494 (09/12)	12

If, as of the Annuity Date, the then current Annuity rates applicable to this class of contracts provide an Income Payment greater than the one guaranteed under this Contract for the same Annuity Option, then the greater payment will be made.

Income Payments

Income Payments are based upon the Annuity Option chosen, the Account Value, as defined under the Account Value Provisions above, applied to the Annuity Option, the Annuitant’s Attained Age and sex, and the appropriate Fixed Annuity Table.

Frequency and Amount of Income Payments

Income Payments will be paid as monthly installments or at any frequency acceptable to you and us. If the amount of the Account Value to be applied under an Annuity Option is less than $5,000, we reserve the right to make one lump sum payment equal to the then current Account Value in lieu of Income Payments. If the amount of the Income Payment would be less than $100, we may reduce the frequency of payments to an interval which will result in the payment being at least $100, but with a frequency of no less than annually.

Basis of Payments

The Annuity Tables are based on the tables defined under the Annuity Option Information described in the Contract Schedule. The amount of each Income Payment is guaranteed by us.

Betterment of Rates

Annuity payments will not be less than those that would be provided by the application of the Account Value to purchase a single consideration immediate annuity contract of the same type as the settlement option elected, which is offered by Us or our affiliates on the Annuity Date to the same class of annuitants.

ML-22494 (09/12)	13

FIXED ANNUITY TABLES

AMOUNT OF MONTHLY INCOME PAYMENT

PER $1000 OF Account Value

Annuitant Only

Option 1: Life Annuity

Attained Age of Annuitant	Male	Female
55	2.74	2.59
60	3.07	2.89
65	3.50	3.27
70	4.07	3.77
75	4.84	4.45
80	5.93	5.42
85	7.50	6.86

Option 2: Life Annuity with 10

Years of Income Payments Guaranteed

Attained Age of Annuitant	Male	Female
55	2.73	2.59
60	3.05	2.88
65	3.46	3.24
70	3.99	3.72
75	4.66	4.34
80	5.50	5.16
85	6.45	6.16

Option 3: Joint and Last Survivor Life Annuity

			Age of Female Annuitant
Attained age of Male Annuitant	10 Years Younger	5 Years Younger	Same Age	5 Years Older	10 Years Older
55	2.09	2.21	2.34	2.45	2.54
60	2.26	2.42	2.57	2.71	2.82
65	2.48	2.67	2.86	3.04	3.19
70	2.75	3.00	3.25	3.49	3.69
75	3.10	3.42	3.77	4.09	4.37
80	3.55	4.00	4.48	4.95	5.33
85	4.18	4.82	5.51	6.17	6.69

Option 4: Joint and Last Survivor Annuity with 10 Years of Income Payments Guaranteed

			Age of Female Annuitant
Attained age of Male Annuitant	10 Years Younger	5 Years Younger	Same Age	5 Years Older	10 Years Older
55	2.09	2.21	2.34	2.45	2.54
60	2.26	2.42	2.57	2.71	2.82
65	2.48	2.67	2.86	3.04	3.19
70	2.75	2.99	3.25	3.48	3.68
75	3.09	3.42	3.76	4.08	4.34
80	3.55	3.99	4.45	4.88	5.19
85	4.15	4.76	5.38	5.89	6.22

Monthly installments for ages not shown will be furnished on request

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ML-22494 (09/12)

INDIVIDUALSINGLE PREMIUM DEFERRED INDEX-LINKED SEPARATE ACCOUNT ANNUITY CONTRACT

NONPARTICIPATING

NO DIVIDENDS

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

(A Stock Company)

285 Madison Avenue

New York, NY 10017

CONTRACT SCHEDULE

OWNER: John Doe	SEX: M	AGE AT ISSUE: 35
JOINT OWNER: Jane Doe	SEX: F	AGE AT ISSUE: 35
ANNUITANT: John Doe	SEX: M	AGE AT ISSUE: 35
CONTRACT NUMBER: 12345678	ISSUE DATE: February 15, 2013
PLAN TYPE: Non-Qualified	ANNUITY DATE: February 15, 2068

MAXIMUM TERMINAL ILLNESS RIDER ISSUE AGE:    80

MAXIMUM NURSING HOME OR HOSPITAL CONFINEMENT RIDER ISSUE AGE:    80

SINGLE PURCHASE PAYMENT:    $50,000

CONTRACT MINIMUM:    $2,000

Minimum Allocation:    $500

SHIELD OPTIONS

SEPARATE ACCOUNT:                Brighthouse Separate Account SA II

Shield Options and Indices by Term Available at Issue:

Each Shield Option will have an associated Cap Rate or a Step Rate.

	Shield Options
Term	Index	Minimum Guaranteed Cap/Step Rate
	Shield 15
	S&P 500® Index	8.00%
6 Year Term	Russell 2000® Index	8.00%
	MSCI EAFE Index	8.00%
	Shield 10
	S&P 500® Index[1]	2.00%
	S&P 500® Index Step Rate	1.50%
	Russell 2000® Index[2]	2.00%
1 Year Term	Russell 2000® Index Step Rate	1.50%
	MSCI EAFE Index[3]	2.00%
	MSCI EAFE Index Step Rate	1.50%
	S&P 500® Index	8.00%
6 Year Term	Russell 2000® Index	8.00%
	MSCI EAFE Index	8.00%

Index-linked returns do not include the portion of returns generated by dividends; and the elements used in determining the credited rate from the index are not guaranteed and can be changed by the Company, subject to any contract guarantees, and any such changes can affect the return.

BL-22495-NY (5/17)-6yr	[3A]

FIXED ACCOUNT
Initial Interest Rate*:	1.00% annually

Interest Rate Term:	1 year

Minimum Guaranteed Interest Rate**:	1.00 % annually

Any paid-up annuity, cash surrender value, or death benefits that are available under this contract will not be less than the minimum benefits required by the statutes of the state in which this contract is delivered.

TRANSFER REQUIREMENTS:

TRANSFER PERIOD:

The 5 Calendar Days following the Contract Anniversary coinciding with the end of the Term for each applicable Shield Option and/or the end of the Interest Rate Term for the Fixed Account.

TRANSFERS:

During the Accumulation Period you may only make a transfer to the Fixed Account and to a new Shield Option(s) during the Transfer Period, subject to availability. The effective date of such transfer is the first day of the Fixed Account Interest Rate Term and/or Shield Option(s) to which the transfer is made.

At the end of the Term, the Investment Amount will automatically be renewed into the same Shield Option unless you elect to transfer into a different Shield Option or the Fixed Account Option at that time. If the Shield Option is no longer available at the end of the existing Term, these amounts will automatically transfer into the Fixed Account at the end of the Term unless otherwise directed by You. If the Fixed Account is not available, these amounts will automatically transfer into the Shield Option with, in order of priority, the shortest Term, the highest Shield Rate, and the lowest Cap Rate from the Shield Options available at the end of the Term unless otherwise directed by You.

At the end of the Interest Rate Term, the Fixed Account Value will automatically be renewed into the Fixed Account unless you elect to transfer into a Shield Option at that time. If the Fixed Account is no longer available at the end of the existing Fixed Account Term, these amounts will automatically transfer into the Shield Option with, in order of priority, the shortest Term, the highest Shield Rate, and the lowest Cap Rate from the Shield Options available at the end of the Interest Rate Term unless otherwise directed by You.

BENEFICIARY: As designated by you as of the Issue Date unless changed in accordance with the Contract provisions.

WITHDRAWALS:

Free Withdrawal Amount: Each Contract Year after the first Contract Year, you may withdraw a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of the Account Value as of the prior Contract Anniversary less the total amount withdrawn, as described in the Withdrawal Provisions, from the Account Value in the current Contract Year. The Free Withdrawal Amount is non-cumulative and is not carried over to other Contract Years.

Withdrawal Charge: The Withdrawal Charge is a percentage of the amount withdrawn from the Account Value in a Contract Year in excess of the Free Withdrawal Amount. The Withdrawal Charge is calculated at the time of each withdrawal using the appropriate withdrawal charge percentage from the following schedule:

* Initial Interest Rate – the interest rate credited to your initial allocation to the Fixed Account during the Interest Rate Term beginning on the Issue Date.

** We reserve the right with 30 days advance written notice to restrict transfers and allocations into the Fixed Account during the Transfer Period if the declared interest rate that would apply equals the Minimum Guaranteed Interest Rate. We will provide you notice if these restrictions on transfers and allocations are subsequently lifted.

BL-22495-NY (5/17)-6yr	[3B]

WITHDRAWAL CHARGE PERCENTAGES
Number of Complete
Contract Years Since Issue	% Charge
Date
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6 or more	0%

In addition to any waiver of Withdrawal Charges set forth in the Contract or Rider(s), no Withdrawal Charge will be deducted from the Account Value in the event of:

1.	Maturity of the Contract; or
2.	Payment of the Death Benefit; or
3.	Application of your Account Value to an Annuity Option; or
4.	If the withdrawal is required for you to avoid Federal Income Tax penalties or to satisfy Federal Income Tax rules concerning minimum distribution requirements that apply to this annuity (except for RMDs on a decedent Roth IRA.) For purposes of this exception, we assume that this annuity is the only contract or funding vehicle from which distributions are required to be taken, and we will ignore all other Account Values; or
5.	If you properly “re-characterize” as permitted under Federal Tax Law your traditional IRA deferred annuity or Roth IRA deferred annuity issued by us; or
6.	If we agree in writing that none will apply. We may waive the Withdrawal Charge if you directly transfer the amount withdrawn to a Brighthouse Life Insurance Company of NY or Brighthouse Financial affiliate annuity contract pre-approved by us.

Minimum Partial Withdrawal:                [$500.00]

Minimum Account Value which must remain in the Contract after a Partial Withdrawal: [$2,000.00]

ANNUITY OPTION INFORMATION:

1.	The Annuity Date must be the first day of a calendar month. Unless otherwise directed by you, the Annuity Date is the first day of the calendar month following the Annuitant’s 90th birthday or 10 years from the Issue Date, whichever is later, or a later date if we agree.
2.	The Annuity Date must not be less than 13 months from the Issue Date.
3.	For Income Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 15 years of mortality improvement based upon projection Scale AA, a 7 year age setback and interest at 1.00%.

ANNUITY SERVICE OFFICE:

Brighthouse Life Insurance Company of NY

P.O. Box 10366

Des Moines, IA    50306-0366

1-800-777-5897

BL-22495-NY (5/17)-6yr	[3C]

ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

Fixed Account Rider

Death Benefit Rider – Return of Premium

Waiver of Withdrawal Charge for Nursing Home Confinement Rider

Waiver of Withdrawal Charge for Terminal Illness Rider

Individual Retirement Annuity Qualification Rider

Roth Individual Retirement Annuity (“Roth IRA”) Endorsement

Individual Non-Qualified Annuity Endorsement

Designated Beneficiary Non-Qualified Endorsement

BL-22495-NY (5/17)-6yr	[3D]

1The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by affiliates of Brighthouse Financial, Inc. including Brighthouse Services, LLC and Brighthouse Life Insurance Company of NY (collectively, “Brighthouse Financial”). Standard & Poor’s® , S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Brighthouse Financial. This annuity product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of this annuity product any member of the public regarding the advisability of investing in securities generally or in this annuity product particularly or the ability of the S&P 500 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Brighthouse Financial with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Brighthouse Financial or this annuity product. S&P Dow Jones Indices have no obligation to take the needs of Brighthouse Financial or the owners of this annuity product into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of this annuity product or the timing of the issuance or sale of this annuity product or in the determination or calculation of the equation by which this annuity product is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of this annuity product. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to this annuity product currently being issued by Brighthouse Financial, but which may be similar to and competitive with this annuity product. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BRIGHTHOUSE FINANCIAL, OWNERS OF THIS ANNUITY PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BRIGHTHOUSE FINANCIAL OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

2This annuity product is not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of this annuity product or any member of the public regarding the advisability of investing in securities generally or in this annuity product particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to affiliates of Brighthouse Financial, Inc. including Brighthouse Services, LLC and Brighthouse Life Insurance Company of NY (collectively, “Brighthouse Financial”) is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Brighthouse Financial or this annuity product. Russell is not responsible for and has not reviewed this annuity product nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of this annuity product.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO

RESULTS TO BE OBTAINED BY BRIGHTHOUSE FINANCIAL, INVESTORS, OWNERS OF THIS ANNUITY PRODUCT OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

3THIS ANNUITY PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY AFFILIATES OF BRIGHTHOUSE FINANCIAL, INC. INCLUDING BRIGHTHOUSE SERVICES, LLC AND BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY (COLLECTIVELY, “BRIGHTHOUSE FINANCIAL”). NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS ANNUITY PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS ANNUITY PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS ANNUITY PRODUCT OR THE ISSUER OR OWNERS OF THIS ANNUITY PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS ANNUITY PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS ANNUITY PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS ANNUITY PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS ANNUITY PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS ANNUITY PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THIS ANNUITY PRODUCT, OWNERS OF THIS ANNUITY PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this annuity product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this security without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

BL-22495-NY (5/17)-6yr	[3H]